MATRIDIGM CORPORATION


                         ------------------------------
                            SERIES A PREFERRED STOCK
                               PURCHASE AGREEMENT
                         ------------------------------





                                 NOVEMBER 17, 1995




                        CONFIDENTIAL TREATMENT REQUESTED




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                                TABLE OF CONTENTS

                                                                           PAGE

1.       AGREEMENT TO SELL AND PURCHASE..................................     1
         1.1      Authorization of Shares................................     1
         1.2      Sale and Purchase......................................     1

2.       CLOSING, DELIVERY AND PAYMENT...................................     1
         2.1      Closing................................................     1

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................     2
         3.1      Organization and Standing..............................     2
         3.2      Corporate Power........................................     2
         3.3      Capitalization.........................................     2
         3.4      Authorization..........................................     2
         3.5      Compliance with Other Instruments......................     2
         3.6      Litigation, etc........................................     3
         3.7      Governmental Consent, etc..............................     3
         3.8      Offering...............................................     3
         3.9      Subsidiaries...........................................     3
         3.10     Employees..............................................     3
         3.11     Proprietary Rights.....................................     3

4.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................     3
         4.1      Authorization..........................................     3
         4.2      Investment.............................................     4
         4.3      Rule 144 and Rule 144A.................................     4
         4.4      No Public Market.......................................     4
         4.5      Access to Data.........................................     4
         4.6      Experience.............................................     4

5.       CONDITIONS TO PURCHASER'S OBLIGATIONS AT CLOSING................     4
         5.1      Representations and Warranties Correct.................     4
         5.2      Covenants..............................................     5
         5.3      Proceedings and Documents..............................     5
         5.4      License Agreement......................................     5
         5.5      Restricted Stock Repurchase Agreements.................     5
         5.6      Employment Agreements..................................     5

6.       CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING..................     5
         6.1      Representations Correct................................     5
         6.2      Qualifications, Legal Investment.......................     5
         6.3      Covenants..............................................     5



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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                           PAGE

         6.4      Sublease...............................................     5
         6.5      Administrative Services................................     6
         6.6      License Agreement......................................     6

7.       COVENANTS OF THE COMPANY........................................     6
         7.1      Basic Financial Information and Reporting..............     6
         7.2      Inspection Rights......................................     6
         7.3      Confidentiality of Records.............................     6
         7.4      Reservation of Common Stock............................     6
         7.5      Termination of Covenants...............................     7
         7.6      Confidentiality Of [REDACTED] License..................     7

8.       REGISTRATION RIGHTS.............................................     7
         8.1      Piggyback Registration Rights..........................     7
                  (a)      Notice Of Registration........................     7
                  (b)      Underwriting Requirements.....................     7
         8.2      "Market Stand-Off" Agreement...........................     8
         8.3      Transfer...............................................     8

9.       RIGHT OF FIRST REFUSAL..........................................     8
         9.1      Initiation of Right of First Refusal...................     8
         9.2      Mechanics..............................................     9

10.      DEATH AND DISABILITY BENEFITS...................................    10

11.      MISCELLANEOUS...................................................    11
         11.1     Governing Law..........................................    11
         11.2     Successors and Assigns.................................    11
         11.3     Entire Agreement; Amendment............................    11
         11.4     Notices, etc...........................................    11
         11.5     Delays or Omissions....................................    11
         11.6     California Corporate Securities Law....................    12
         11.7     Expenses...............................................    12
         11.8     Severability...........................................    12


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                                INDEX OF EXHIBITS


Restated Articles                                               Exhibit A

Employment Contract of Franklin Chiang                          Exhibit B-1

Employment Contract of James T. Brady                           Exhibit B-2



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                        CONFIDENTIAL TREATMENT REQUESTED



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                              MATRIDIGM CORPORATION

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT


         THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of November 17, 1995, by and among MATRIDIGM CORPORATION, a California corporation (the "Company"), FRANKLIN CHIANG ("Chiang") and ZITEL CORPORATION, a California corporation ("Purchaser").

                                    RECITALS

         A. The Company has authorized the sale and issuance to Purchaser of up to 9,600,000 shares of its Series A Preferred Stock (the "Shares").

         B. Purchaser desires to purchase the Shares in the amounts and on the terms and conditions set forth herein, and the Company desires to issue and sell the Shares to Purchaser on the terms and conditions set forth herein.

         In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.       AGREEMENT TO SELL AND PURCHASE.

         1.1  AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in
Section 2 below), the Company shall have authorized the sale and issuance of the Shares having the rights, preferences, privileges and restrictions set forth in the Amended and Restated Articles of Incorporation of the Company, as amended, in the form attached hereto as Exhibit A (the "Restated Articles"). The Company has, or prior to the Closing will have, adopted and filed the Restated Articles with the Secretary of State of the State of California.

         1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to Purchaser and each Purchaser agrees to purchase from the Company, the Shares, at a purchase price of $.34896 per Share.

2.       CLOSING, DELIVERY AND PAYMENT.

         2.1 CLOSING. The closing of the sale and purchase of Shares under this Agreement (the "Closing") shall take place at such time or place as the Company and Purchaser mutually agree. At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser a certificate representing the Shares against payment by or on behalf of Purchaser of the purchase price therefor, by wire transfer or check made payable to the order of the Company, cancellation of indebtedness or by such other means as shall be mutually agreeable to Purchaser and the Company.


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3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company and Chiang individually as to Section 3.11 only hereby jointly and generally represent to Purchaser as follows:

         3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required and where the failure to be so qualified would have a material adverse effect on the Company's business.

         3.2 CORPORATE POWER. The Company has all requisite legal and corporate power to execute and deliver this Agreement and any other agreement contemplated hereby, to sell and issue the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement and any other agreement contemplated hereby.

         3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 32,000,000 shares of Common Stock (the "Common Stock"), of which 16,000,000 shares are issued and outstanding and 6,400,000 have been reserved for employee incentive plans, and 9,6000,000 shares of Preferred Stock, all of which have been designated "Series A Preferred Stock", none of which shares are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable. The rights, restrictions, privileges and preferences of the Series A Preferred Stock are as stated in the Restated Articles. The Company by appropriate action by the Board of Directors has reserved (or shall have reserved prior to the Closing) 9,6000,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock.

         3.4 AUTHORIZATION. All corporate action on the part of the Company, its directors and stockholders necessary for the sale and issuance of the Shares, and the Common Stock issuable upon conversion of the Shares (the "Underlying Stock") and the performance of the Company's obligations hereunder and under each of the other agreements contemplated hereby and the reservation of the Underlying Stock have been taken or will be taken prior to the Closing. This Agreement and the other agreements contemplated hereby are valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. The Shares (and the Underlying Stock), when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares (and the Underlying Stock) may be subject to restrictions on transfer under state and/or federal securities laws.

         3.5 COMPLIANCE WITH OTHER INSTRUMENTS The Company is not in violation of any term of its Restated Articles of Incorporation, Bylaws, any agreement to which the Company


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                        CONFIDENTIAL TREATMENT REQUESTED

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or  Franklin  Chiang  is a party,  or any  order,  statute,  rule or  regulation applicable to the Company where such violation would materially and adversely affect the Company. The execution, delivery and performance of and compliance with this Agreement and the issuance of the Shares and the Underlying Stock, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Company's Restated Articles of Incorporation or Bylaws.

         3.6  LITIGATION,   ETC.  There  is  no  action,  suit,   proceeding  or
investigation pending against the Company or its properties.

         3.7 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement and any other agreement contemplated hereby, or the offer, sale or issuance of the Shares (or of the Underlying Stock) except the filing of a Notice with the California Commissioner of Corporations pursuant to Section 25102(f) of the California Corporations Code which filing shall be made within 15 days of the Closing.

         3.8 OFFERING. Based in part on the representations of the Purchasers set forth in Section 4 hereof, the offer, sale and issuance of the Shares (and the Underlying Stock) in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

         3.9 SUBSIDIARIES. The Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation or partnership, joint venture, association or other business venture or entity.

         3.10   EMPLOYEES.   Each   employee  of  the  Company  with  access  to
confidential or proprietary information has executed a proprietary information agreement with the Company.

         3.11 PROPRIETARY RIGHTS. The Company owns the entire right, title and interest in all of the technology licensed by Company to Purchaser under that certain License Agreement of even date (the "License Agreement") free and clear of all liens, claims, encumbrances and licenses except the rights of [REDACTED] under that certain Option and License Agreement between [REDACTED] and Chiang dated as of October 1, 1995 [REDACTED]; [REDACTED] has not exercised any option under the [REDACTED] License. To the best knowledge of the offices of the Company, [REDACTED] has not undertaken any development effort utilizing its rights under the [REDACTED] License.

4.       REPRESENTATIONS  AND  WARRANTIES  OF THE  PURCHASER.   Purchaser hereby
represents and warrants to the Company as follows:

         4.1 AUTHORIZATION. Purchaser has all the requisite power and is duly authorized to execute and deliver this Agreement and each other agreement contemplated hereby and has taken


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all necessary  action to consummate  the  transactions  contemplated  hereby and thereby. This Agreement and each other agreement contemplated hereby have been duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable in accordance with their respective terms subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

         4.2 INVESTMENT. Purchaser is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, and it has no present intention of selling or distributing the Shares or the Underlying Stock. Purchaser understands that the Shares (and the Underlying Stock) to be purchased by it have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

         4.3 RULE 144 AND RULE 144A. Purchaser acknowledges that, because they have not been registered under the Securities Act, the Shares (and the Underlying Stock) it is purchasing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 and Rule 144A promulgated under the Securities Act, which rules permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.

         4.4 NO PUBLIC MARKET. Purchaser understands that no public market now exists for any of the securities issued by the Company and that it is uncertain whether a public market will ever exist for the Shares or the Underlying Stock.

         4.5 ACCESS TO DATA. Purchaser has received and reviewed such information that such Purchaser deemed necessary to make an informed decision concerning the purchase of the Shares and has had an opportunity to discuss the Company's business, management and financial affairs with its management and to obtain any additional information necessary to verify the accuracy of the information given to such Purchaser.

         4.6 EXPERIENCE. Purchaser is experienced in evaluating and investing in start up companies with little or no operating history such as the Company. Purchaser by reason of its business or financial experience has the capacity to protect its own interests in connection with the transaction contemplated by this Agreement.

5.       CONDITIONS  TO  PURCHASER'S  OBLIGATIONS  AT  CLOSING.      Purchaser's
obligations   to  purchase  the  Shares  at  the  Closing  are  subject  to  the satisfaction, at or prior to the Closing, of the following conditions:

         5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made in Section 3 hereof shall be true and correct when made, and shall be true and correct as of the Closing.



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         5.2 COVENANTS.  All covenants,  agreements and conditions  contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with in all respects.

         5.3 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         5.4 LICENSE AGREEMENT. The License Agreement in the agreed form shall have been duly authorized and executed by the Company and delivered to Purchaser.

         5.5 RESTRICTED STOCK REPURCHASE AGREEMENTS. The shares of common stock purchased by Chiang, James T. Brady ("Brady") and Larry Thoman ("Thoman") shall be subject to restrictive covenants and repurchase rights satisfactory in form and substance to Purchaser.

         5.6 EMPLOYMENT AGREEMENTS. Chiang, Brady and Thoman shall have entered into employment agreements with the Company on terms and conditions satisfactory to Purchaser.

6.       CONDITIONS  TO  COMPANY'S  OBLIGATIONS  AT  CLOSING.      The Company's
obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to Closing, of the following conditions:

         6.1 REPRESENTATIONS CORRECT. The representations made by the Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct as of the Closing.

         6.2 QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective prior to or as of the Closing. At the time of the Closing, the sale and issuance of the Shares and the proposed issuance of the Underlying Stock shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

         6.3 COVENANTS. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to the Closing shall have been performed or complied with in all respects.

         6.4 SUBLEASE. Purchaser shall have duly authorized and executed and shall have delivered to the Company a Sublease of a portion of Purchaser's premise in the agreed form.


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         6.5 ADMINISTRATIVE  SERVICES.  Purchaser shall have duly authorized and shall have executed and shall have delivered to the Company an Administrative Services Agreement in the agreed form.

         6.6 LICENSE AGREEMENT. The License Agreement in the agreed form shall have been duly authorized, executed and delivered to the Company by the Purchaser.

7.       COVENANTS OF THE COMPANY.

         7.1      BASIC FINANCIAL INFORMATION AND REPORTING.

                  (A) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                  (B) As soon as practicable after the end of each fiscal year of the Company, and in any event within 45 days thereafter, the Company will furnish Purchaser a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles.

                  (C) The Company will furnish Purchaser, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 30 days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of income and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles.

         7.2 INSPECTION RIGHTS. Purchaser shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested.

         7.3 CONFIDENTIALITY OF RECORDS. Purchaser agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as Purchaser uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain).

         7.4 RESERVATION OF COMMON STOCK. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.



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         7.5 TERMINATION OF COVENANTS. All covenants of the Company contained in
Sections 7.1-7.3 of this Agreement shall expire and terminate as to each Purchaser upon the date that the Company first becomes subject to the reporting obligations of the Securities Exchange Act of 1934, as amended.

         7.6 CONFIDENTIALITY OF [REDACTED] LICENSE. Purchaser and the Company each acknowledges that it has received disclosure of the [REDACTED] License under conditions of confidentiality and agrees not to disclose the existence or terms thereof without the express written consent of [REDACTED].

8.       REGISTRATION RIGHTS.

         8.1      PIGGYBACK REGISTRATION RIGHTS.

                  (A) NOTICE OF REGISTRATION. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the federal Securities Act of 1993 ("Act") in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, (ii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the common shares into which the shares are convertible, or (iii) a registration relating solely to Securities and Exchange Commission Rule 145), the Company shall, each such time,

                           (1) promptly give the Purchaser written notice of such registration; and

                           (2) include in such registration and in any underwriting involved therein any of the shares of common stock specified in a written request or requests of Purchaser made within thirty (30) days after such written notice was given by the Company to the Purchaser.

                   (B) UNDERWRITING REQUIREMENTS. If the registration of which the Company gives notice pursuant to Subsection 8.1(a) above is for a registered public offering involving an underwriting, the Company shall so advise the Purchaser as part of the written notice. In connection with any offering involving an underwriting of shares initiated by the Company or by other shareholders of the Company having registration rights, the Company shall not be required under Subsection 8.1(a) to include any of Purchaser's common shares in such underwriting unless the Purchaser accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company or the Company's shareholders demanding such registration. If the total amount of securities that all shareholders of the company request to be included in such offering exceeds (when combined with the securities being offered by the Company or its shareholders demanding such



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registration) the amount of securities that the underwriters  reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of securities pursuant to piggyback registration rights which the underwriters believe will not jeopardize the success of the offering (the securities so included pursuant to piggyback registration rights to be apportioned among the selling shareholders, including the Purchaser, according to the total number of securities which each selling shareholder elected to include in the registration or in such other proportions as shall mutually be agreed to by the selling shareholders.

         8.2 "MARKET STAND-OFF" AGREEMENT. The Purchaser shall not, to the extent requested by the Company, sell or otherwise transfer or dispose of any Shares during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Act; provided, however, that such agreement shall only be applicable to the Company's initial registration statement (the "First Registration Statement") and registration statements filed within three (3) years after the effective date of the First Registration Statement, and if all officers and directors of the Company and other holders of registration rights enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares until the end of the one hundred eighty
(180) day period.

         8.3 TRANSFER. The rights granted under Section 8.1(a) may be transferred to a transferee of not less than 1,000,000 shares who agrees to be bound by the restrictions in Section 8.2 or to a third party approved by the Company in its sole discretion who likewise agrees.

9.       RIGHT OF FIRST REFUSAL.

         9.1 INITIATION OF RIGHT OF FIRST REFUSAL. Until the consummation of a firm commitment or best efforts underwritten public offering of the Company's equity registered with the Securities and Exchange Commission with gross proceeds to the Company of five million dollars or more, the Purchaser and the Purchaser's successors and assigns (each a "Shareholder"), shall not sell, pledge, assign, or otherwise transfer any of the Shareholder's interest in any of the Shares (or in any of the Shares of common stock of the Company into which any of the shares may be converted) to any person without first offering to the Company or its designees the right and option to purchase said shares as provided hereinafter in this Article 9 (the "Right of First Refusal"). Notwithstanding the above, the Purchaser may sell or transfer any interest in any of said shares to any purchaser of all or substantially all of the assets of Purchaser or to any corporation controlled by or under common control with the Purchaser without first offering said shares to the Company or its designees, provided any such transferees agree in writing to be bound by the restrictions set forth in this Article 9. In the event of a pledge or other hypothecation of said shares, or the granting of an option or other right to purchase said shares, then the Right of First Refusal shall come into existence at the time of any sale or transfer of ownership of said shares pursuant to foreclosure under such pledge or hypothecation or exercise of such option or right, as the case may be; provided, however, that



                                        8
                        CONFIDENTIAL TREATMENT REQUESTED
the Shareholder may not pledge or hypothecate said shares or grant an option or right to purchase the shares unless the pledge holder or option or right holder, as the case may be, agrees in writing at the time of the pledge or grant of the option or right to be bound by the Right of First Refusal as contained in this
Article 9, and to cause any proposed assignee or transferee of such pledge or right of option to execute and deliver to the Company a similar writing prior to such assignment or transfer.

         9.2 MECHANICS. Any Shareholder desiring to sell any or all of the Shares during the term of the Right of First Refusal shall give written notice to the Secretary of the Company of the Shareholder's bona fide intention to sell the Shares pursuant to a bona fide written offer of a third party other than the Company (the "Proposed Purchaser"). The notice shall include a photocopy of the written offer which shall specify the identity of the Proposed Purchaser, the number of Shares proposed to be sold (the "Offered Shares"), and the price and payment terms of the proposed offer to buy the Offered Shares. The payment terms of the contemplated sale to the Proposed Purchaser from the Shareholder (and of the Shareholder to the Company) must be expressed in terms of cash, cash equivalents (such as certificates of deposit, shares of stock in publicly traded companies, and the like), or a promissory note of the Proposed Purchaser payable on date(s) specified or ascertained by passage of time. The Company or its designees shall have the right and option to purchase all of the Offered Shares, at the price and on the payment terms specified in the Shareholder's notice, for a period of sixty (60) days from receipt of said notice from the Shareholder; that is, the Shareholder's notice shall constitute an irrevocable offer by the Shareholder to sell all of the Offered Shares to the Company or its designees at the price and on the payment terms specified in the notice for sixty (60) days from the date of the Company's receipt of the notice.

         The Company shall exercise its option by giving written notice of its election to do so (the "Exercise Notice") to the Shareholder. The Company may exercise its option as to any or all of the Offered Shares.

         The Shareholder shall deliver to the Company a share certificate representing those Offered Shares being purchased by the Company within sixty
(60) days of the Exercise Notice against payment by the Company for the account of Shareholder of the purchase price specified in the Exercise Notice.

         Any Offered Shares for which the Company and its designees fail to exercise their option as provided in this section, may be sold by the Shareholder to the Proposed Purchaser within a period of ninety (90) days following the end of the Company's sixty (60)-day option period, provided that:
(1) the sale is made at the price and on the payment terms specified in the original notice from Shareholder to the Company or not more favorable to the Proposed Purchaser; (2) the Proposed Purchaser delivers a written undertaking to the Secretary of the Company to be bound by the restrictions on the Shares set forth in this Article 9; and (3) the Company receives an opinion of counsel reasonably satisfactory to it that the sale to the Proposed Purchaser complies with applicable federal and state corporate securities laws.




                                        9
                        CONFIDENTIAL TREATMENT REQUESTED

         Upon receipt of the appropriate undertaking from Shareholder and Proposed Purchaser as specified in the previous paragraph, the Company shall transfer the ownership of record to the Proposed Purchaser (and reissue the applicable certificate).

         If within this ninety (90)-day period the Shareholder does not enter into an agreement for such a sale of Offered Shares to the Proposed Purchaser which is consummated within thirty (30) days of the execution thereof, the Right of First Refusal shall be revived as to the Offered Shares, which thereupon shall not be sold or transferred unless the Shareholder first offers the Company the right and option to repurchase any and all such Shares in accordance with this Article 9.

         Any transfer or purposed transfer of the Shares or any interest therein shall be null and void unless the terms and conditions of this Article 9 are observed or are waived by the Company's Board of Directors.

10.      DEATH AND DISABILITY BENEFITS.

         10.1 Reference is made to the Amendments to Employment Agreement between the Company and each of Franklin C. Chiang and James T. Brady (the "Employees") in substantially the forms attached hereto as Exhibits B-1 and B-2 (the "Amendments"), providing for distributions to be made to the Employees or to their respective heir(s), beneficiary(ies), personal representative(s) or successor(s) in interest as disability or death benefits, in consideration of the Company's repurchase of up to an aggregate maximum of 15,000,000 shares of Common Stock of the Company.

         10.2 Purchaser hereby consents, for purposes of Sections 502, 503 and 506 of the California Corporations Code and Paragraphs 2(a), 3(a), 4(j), 6(5) and 6(6) of Article IV of the Company's Articles of Incorporation (as in effect on the date hereof and in any similar successor provisions in any amendment thereto), to the distributions provided for in the Amendments. Purchaser agrees that payments of such distributions out of funds of the Company legally available therefor shall take precedence over any liquidation distribution or redemption obligation of the Company relative to Shares held by Purchaser pursuant to the Company's Articles of Incorporation. Purchaser specifically waives notice of any such distribution, all rights to any preferential dividend or distribution with respect thereto, and the priority of any preferential liquidation distribution or redemption payment over any such distribution pursuant to the Company's Articles of Incorporation. Purchaser hereby consents and agrees to provide its consent to an amendment and/or restatement of the Company's Articles of Incorporation to reflect and effectuate the foregoing consent, agreement and waiver, if the company shall deem such amendment and/or restatement necessary upon advice of counsel.

         10.3 Purchaser shall instruct and use its best efforts to cause any directors of the Company elected by it or subject to its control to consent to and approve such distributions as provided pursuant to the terms of the applicable Amendment.


                                       10
                        CONFIDENTIAL TREATMENT REQUESTED

         10.4 It shall be a condition of any transfer of Shares by Purchaser that the transferee shall agree in writing to be likewise bound by the consent, waiver and agreement set forth in this section. The certificate(s) representing any Shares shall bear a legend adverting to the provisions of this section.

11.      MISCELLANEOUS.

         11.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California.

         11.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         11.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the holders of a majority of the outstanding Shares (including, for such purposes, on a proportional basis, any shares of Underlying Stock that have not been sold to the public). Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted), each future holder of all such securities, and the Company.

         11.4 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be effective five days after mailed by first-class, registered, or certified mail, postage prepaid, or upon delivery if delivered by hand, facsimile, telecopy, messenger or a courier delivery service, addressed (a) if to Purchaser, at the address set forth below or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the address set forth below the Company's name on the signature page to this Agreement or at such other address as the Company shall have furnished to Purchaser and each such other holder in writing.

         11.5 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any


                                       11
                        CONFIDENTIAL TREATMENT REQUESTED
provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         11.6 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

         11.7 EXPENSES. The Company and Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

         11.8 SEVERABILITY. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.




                                       12
                        CONFIDENTIAL TREATMENT REQUESTED

         IN WITNESS WHEREOF, the parties hereto have executed this Series A Preferred Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

MATRIDIGM CORPORATION
47211 Bayside Drive
Fremont, CA 94538


By:  /s/ Franklin C. Chiang
   --------------------------------
         Franklin C. Chiang
         President


CHIANG:


/s/ Franklin C. Chiang
-----------------------------------
Franklin C. Chiang


PURCHASER:

ZITEL CORPORATION
47211 Bayside Drive
Fremont, CA 94538


By:  /s/ Henry C. Harris
   ---------------------------------
         Henry C. Harris
         Chief Financial Officer




                                       13
                        CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT A

                                RESTATED ARTICLES

                                    EXHIBIT A

                                   AMENDED AND
                                RESTATED ARTICLES
                               OF INCORPORATION OF
                              MATRIDIGM CORPORATION



         FRANKLIN C. CHIANG and ARTHUR K. LUND certify that:

         FIRST:   They are President and  Secretary, respectively,  of MatriDigm
Corporation, a California corporation (the "Corporation").

         SECOND: The Articles of Incorporation of this Corporation are amended and restated to read in their entirety as follows:


                                       I.

         The name of this Corporation is MatriDigm Corporation.


                                       II.

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is forty-one million six hundred thousand (41,600,000) shares. Thirty two million (32,000,000) shares shall be Common Stock with no par value (the "Common Stock"), and nine million six hundred thousand (9,600,000) shares shall be Preferred Stock with no par value.


                                       IV.

         The relative rights, preferences, privileges, and restrictions granted to or imposed upon the Corporation's Series A Preferred and Common Stock or the holders thereof are as follows:



                                       1.
                        CONFIDENTIAL TREATMENT REQUESTED

1.       DESIGNATION OF SERIES A STOCK.

         Nine million six hundred thousand (9,600,000) shares of Preferred Stock are designated Series A Preferred Stock (the "Series A Preferred"), such series having the rights, preferences, privileges and restrictions specified herein.

2.       DIVIDENDS AND DISTRIBUTIONS.

         (a) Dividends and Distributions. Dividends shall accrue on the Series A Preferred at the rate of $.05234 per share per annum from the date of issuance appropriately adjusted for any stock splits, combinations, consolidations or stock distributions or dividends with respect to such shares, payable out of funds legally available therefor upon declaration by the Board of Directors of this Corporation. Dividends on the Series A Preferred shall be cumulative. No dividend, other than a stock dividend, shall be paid on any share of Common Stock nor shall any distribution be made on the Common Stock, nor shall any share of Common Stock be acquired by the Corporation, other than as provided in Paragraph 2(b) below, unless (1) all accumulated but unpaid dividends on the Series A Preferred plus (2) a dividend per share equal to the per share dividend to be paid on the Common Stock, have first been paid on the Series A Stock.

         (b) Deemed Consent. Each holder of shares of Series A Preferred shall be deemed to have consented, for purposes of Sections 502, 503, and 506 of the California Corporations Code and Paragraph 2(a) above, to distributions approved by the Board of Directors of this Corporation and made by this Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, employees or consultants of this Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

3.       LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution, or winding up of this Corporation, either voluntary or involuntary (hereinafter referred to as a "liquidation"), the holders of shares of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred held equal to $.34896 as appropriately adjusted for any stock splits, combinations, consolidations or stock distributions or dividends with respect to such shares (the "Series A Original Issue Price"), plus (i) the Series A Contributed Capital (as defined in Paragraph 3( )) of all outstanding shares of Series A Preferred and (ii) all accumulated but unpaid dividends per share on the Series A Preferred.

         (b) If, upon the occurrence of a liquidation, the assets of the Corporation legally available for distribution shall be insufficient to permit the payment to the holders of the Series A Preferred of the full preferential amount provided for in paragraph 3(a), then the entire assets of this Corporation legally available for distribution shall be distributed ratably among the



                                       2.
                        CONFIDENTIAL TREATMENT REQUESTED
holders of the Series A Preferred in proportion to the preferential amount each such holder is otherwise would be entitled to receive thereunder.

         (c) Upon completion of the distribution provided for in paragraph 3(b), all of the assets remaining in this Corporation, if any, shall be distributed pro rata to the holders of the Common Stock.

         (d) (i) A consolidation or merger of this Corporation with or into any other corporation (other than a merger to reincorporate this Corporation in another state or a merger with another corporation owned by the same stockholders, in the same proportions, as this Corporation prior to such merger) or corporations or a sale, conveyance, or other disposition of all or substantially all of this Corporation's property, assets or business, shall be deemed to be a liquidation within the meaning of this paragraph 3.

             (ii) In any of such events, if the consideration received by this Corporation is other than cash, its value shall be deemed to be its fair market value. In the case of publicly traded securities, fair market value shall mean the closing market price for such securities on the date such consolidation, merger, or sale is consummated. If the consideration is in a form other than publicly traded securities, its fair market value shall be determined in good faith by the Board of Directors of this Corporation; provided, however, that such value shall be determined by an independent appraiser reasonably acceptable to the Corporation if reasonably requested by the holders of a majority of the Series A Preferred.

             (iii) From and after the date of any event giving rise to a distribution pursuant to clause (i) of this subparagraph (e) in the course of which the Series A Preferred is not converted into shares of a surviving corporation other than this Corporation or otherwise canceled, all rights of the holders of shares of Series A Preferred as holders thereof, except the right to receive such distribution, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Such shares shall be canceled and shall not resume the status of authorized but unissued shares of Preferred Stock.

         (e) The aggregate amount of all contributions to the capital of this Corporation made by any and all holders of shares of Series A Preferred during a time when the contributing holder holds any such shares shall be termed the "Total Series A Contributions". Subject to adjustment as provided below, the Total Series A Contributions, divided by all of the shares of Series A Preferred outstanding at any given time, shall be the "Series A Contributed Capital." Effective upon the conversion, redemption or cancellation of any shares of Series A Preferred, the Total Series A Contributions as in effect immediately prior to that transaction shall be adjusted by subtracting therefrom the aggregate Series A Contributed Capital of all such converted, redeemed or canceled shares; and the Series A Contributed Capital shall thereupon be recomputed to reflect the adjusted Total Series A Contributions as divided among all shares of Series A Preferred that remain outstanding immediately thereafter."




                                       3.
                        CONFIDENTIAL TREATMENT REQUESTED

4.       CONVERSION.

         The holders of the Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

         (a) CONVERSION.

             (i) RIGHT TO CONVERT.  Subject to  subparagraphs  (c), (d), (e) and
(g) of this paragraph 4, each share of Series A Preferred shall initially be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock. The applicable number of shares of Common Stock into which one share of Series A Preferred may be converted is hereinafter referred to as the "Series A Conversion Rate."

             (ii) AUTOMATIC CONVERSION. Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Rate upon the first to occur of: (A) in the event of the closing with the underwriter of a firm commitment underwritten public offering pursuant to an effective registration statement (other than a registration statement with respect to any securities offered pursuant to any employee purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, or similar plan of the Corporation) under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation's Common Stock, whether for the account of the Corporation or for the account of one or more shareholders of the Corporation, in which the aggregate price to the public equals or exceeds $15,000,000 and in which the public offering price per share of Common Stock offered equals or exceeds $1.00, subject to appropriate adjustments for stock splits, stock dividends, combinations of shares or other similar events occurring subsequent to the Series A Original Issue Date as defined below (an "Initial Public Offering"); such automatic conversion shall be deemed to have occurred at the closing with the Underwriter of such Initial Public Offering; or (B) upon the vote or written consent of the holders of a majority of the shares of Series A Preferred outstanding; or (C) such time as there remain outstanding less than 1,000,000 shares of Series A Preferred.

         (b) MECHANICS OF CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state in the notice the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall then, as soon as is practicable, issue and deliver at such office to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares to be converted, and the person or persons entitled to receive the shares of



                                       4.
                        CONFIDENTIAL TREATMENT REQUESTED

Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (c) ADJUSTMENT FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Corporation at any time or from time to time after the effective date of a written agreement by the Corporation for the initial sale of Series A
Preferred (hereinafter referred to as the "Series A Original Issue Date") effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Series A Conversion Rate shall be increased or decreased proportionately.

         (d) ADJUSTMENT FOR CERTAIN DIVIDENDS, DISTRIBUTIONS, AND COMMON STOCK EQUIVALENTS. In the event the Corporation at any time or from time to time after the Series A Original Issue Date, as applicable, shall make, issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder to receive additional shares of Common Stock, without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise), then, and in each such event, the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, subject to subparagraph 4(d)(ii)(A). In each such event the Series A Conversion Rate shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Rate by a fraction,

             (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding, plus the number of shares of Common Stock subject to outstanding and vested stock options immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents; and

             (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding, plus the number of shares of Common Stock subject to outstanding and vested stock options immediately prior to the time of such issuance or the close of business on such record date;

provided, however,

(A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed for such dividend or distribution, then the




                                       5.
                        CONFIDENTIAL TREATMENT REQUESTED

Series A Conversion Rate shall be recomputed retroactively as if such record date had not been fixed and the Series A Conversion Rate shall be adjusted pursuant to this subparagraph 4(d) as of the time of actual payment of such dividends or distributions;

(B) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease in the number of shares of Common Stock issuable upon conversion or exercise (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, the Series A Conversion Rate shall, upon any such decrease becoming effective, be recomputed to reflect such decrease insofar as it affects the rights of conversion or exercise of the Common Stock Equivalents then outstanding;

(C) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Series A Conversion Rate computed upon the original issue (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; and

(D) in the case of Common Stock Equivalents that expire by their terms not more than sixty (60) days after the date of issuance, no adjustment of the Series A Conversion Rate shall be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment shall be made in the manner provided in clause (C).

         (e) Adjustment of Series A Conversion Rate for Diluting Issues. For purposes of this paragraph 4, the amount obtained by dividing $0.34896 by the Series A Conversion Rate shall, unless adjusted pursuant to this paragraph 4(e), be the "Series A Conversion Price." Except as otherwise provided in this subparagraph 4(e), in the event the Corporation sells or issues any Common Stock or Common Stock Equivalents subsequent to the Series A Original Issue Date at a per share consideration (as defined below) less than the Series A Conversion Price then the Series A Conversion Price and Series A Conversion Rate then in effect shall be adjusted by (i) reducing the Series A Conversion Price to the per share price received for such Common Stock or Common Stock Equivalents and
(ii) increasing the Series A Conversion Rate by multiplying the Series A Conversion Rate in effect immediately prior to such sale or issuance by a fraction, the numerator of which is the Series A Conversion Price in effect immediately prior to such sale or issuance and the denominator of which is the adjusted Series A Conversion Price, as adjusted pursuant to clause (i). For the purposes of the foregoing, the per share consideration with respect to the sale or issuance of Common Stock shall be the price per share received by the Corporation (or if such shares are offered by the Corporation for subscription, the subscription price, or if such shares are sold to underwriters or dealers for public offering, without a subscription offering, the initial public offering price), prior to the payment of any expenses, commissions, discounts, and other applicable costs. With respect to the sale or issuance of Common Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the per share consideration shall be the quotient obtained by dividing (w) the aggregate consideration received by the Corporation upon the sale or




                                       6.
                        CONFIDENTIAL TREATMENT REQUESTED
issuance of such Common Stock Equivalents by (x) the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents (as set forth in the instrument relating thereto without regard to any provisions contained therein for subsequent adjustment of such number). With respect to the issuance of other Common Stock Equivalents, the per share consideration shall be the quotient obtained by dividing (y) the total aggregate consideration received by the Corporation upon the sale or issuance of such Common Stock Equivalents plus the minimum aggregate amount of additional consideration receivable by the Corporation upon the conversion or exercise of such Common Stock Equivalents by
(z) the maximum number of shares of Common Stock issuable with respect to such Common Stock Equivalents. The issuance of Common Stock or Common Stock Equivalents for no consideration (other than in connection with a dividend or other distribution treated under paragraph 4(d) shall be deemed to be an issuance at a per share consideration of $.01. In connection with the sale or issuance of Common Stock and/or Common Stock Equivalents for noncash consideration, the amount of consideration shall be determined in good faith by the Board of Directors of this Corporation.

         As used herein, "Additional Shares of Common Stock" shall mean either shares of Common Stock issued subsequent to the Series A Original Issue Date, as applicable, or, with respect to the issuance of Common Stock Equivalents, the maximum number of shares of Common Stock issuable in exchange for, upon conversion of, or upon exercise of such Common Stock Equivalents subsequent to the Series A Original Issue Date, as applicable.

         Once any Additional Shares of Common Stock have been treated as having been issued for the purpose of this subparagraph 4(e), they shall be treated as issued and outstanding shares of Common Stock whenever any subsequent calculations must be made pursuant hereto; provided, that on the expiration of any options, warrants, or rights to purchase Additional Shares of Common Stock, the termination of any rights to convert or exchange for Additional Shares of Common Stock, or the expiration of any options or rights related to such convertible or exchangeable securities on account of which an adjustment in the Series A Conversion Rate has been made previously pursuant to this subparagraph 4(e), the Series A Conversion Rate, as applicable, shall forthwith be readjusted to such conversion rate as would have obtained had the adjustment made upon the issuance of such options, rights, or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities.

         The foregoing notwithstanding, no adjustment of the Series A Conversion Rate and Series A Conversion Price shall be made pursuant to this subparagraph 4(e) as a result of the issuance of:

             (i) any shares of Common Stock pursuant to which the Series A Conversion Rate or Series A Conversion Price are adjusted under subparagraphs
(c), (d), or (g) of this paragraph 4;





                                       7.
                        CONFIDENTIAL TREATMENT REQUESTED

             (ii) any shares of Common Stock pursuant to the exchange, conversion, or exercise of any Common Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Common Stock Equivalents were issued;

             (iii) Common Stock issued or issuable upon conversion of the Series A Preferred; or

             (iv) Not more than 6,400,000 shares of Additional Shares of Common Stock issued to officers, directors, employees or consultants of the Corporation pursuant to a stock option or restricted stock purchase plan or plans or agreement or agreements approved by the Board of Directors of this Corporation.

         (f) DE MINIMIS CHANGES; WAIVER. No adjustment in the respective Series A Conversion Rate and Series A Conversion Price shall be made if such adjustment would result in a change in such conversion price per share of less than $.01. Any adjustment of less than $.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $.01 or more in such conversion prices. No adjustment in the Series A Conversion Rate or the Series A Conversion Price shall be made with respect to any sale or issuance pursuant to subparagraph (e) of this paragraph 4 to the extent such adjustment is expressly waived in writing by the holders of a majority of the then outstanding shares of Series A Preferred.

         (g) ADJUSTMENTS FOR OTHER RECLASSIFICATIONS, DIVIDENDS AND DISTRIBUTIONS. If there occurs any capital reorganization or any reclassification of the capital stock of the Corporation, each share of Series A Preferred shall thereafter be convertible into the same kind and amounts of securities or other assets, or both, that were issuable or distributable to the holders of shares of outstanding Common Stock of the Corporation upon such reorganization or reclassification, in respect of that number of shares of Common Stock into which such shares of Series A Preferred might have been converted immediately prior to such reorganization or reclassification; and in any such case, appropriate adjustments (as determined by the Board of Directors of this Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred to the end that the provisions of these Articles shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred.

         (h) NO IMPAIRMENT. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Article by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred.





                                       8.
                        CONFIDENTIAL TREATMENT REQUESTED

         (i) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Rate pursuant to this paragraph 4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms of this Article and prepare and furnish to each holder of Series A Preferred, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Rate in effect at the time, and
(iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series A Preferred.

         (j) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders of such securities who are entitled to receive any distribution (other than a dividend in which the Series A Preferred shares pursuant to Paragraph 2(a) above), any Common Stock Equivalents or any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred at least twenty
(20) days prior to the date specified in such notice, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, or rights, and the amount and character of such dividend, distribution, or right.

         (k) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred the Corporation will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (l) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions) issuable upon conversion of more than one share of Series A Preferred by a holder of such stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Corporation shall, in lieu of issuing any fractional share but only to the extent legally permissible, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of this Corporation).




                                       9.
                        CONFIDENTIAL TREATMENT REQUESTED

         (m) NOTICES. Any notice required by the provisions of this paragraph 4 to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.       VOTING RIGHTS.

         Except as otherwise required by law, respectively, each share of Common Stock issued and outstanding shall have one vote, and each share of Series A Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which the Series A Preferred is convertible as adjusted from time to time pursuant to paragraph 4 hereof, and the holders of the Series A Preferred shall vote together with the holders of the Common Stock and not as a separate class; provided, however, that the holders of the Series A Preferred voting together as a class shall be entitled to elect two (2) directors, the holders of the Common Stock voting together as a class shall be entitled to elect two (2) directors and the fifth director shall be elected by vote or written consent of both (a) the holders of a majority of the outstanding shares of Common Stock (b) the holders of a majority of the outstanding Series A Preferred.

6.       PROTECTIVE PROVISIONS.

         So long as 2,000,000 shares of Series A Preferred are outstanding, this Corporation shall not, without first obtaining the approval of the holders of a majority of the outstanding Series A Preferred, take any action that:

         (1) materially and adversely alters or changes the rights, preferences and privileges of the Series A Preferred;

         (2) increases the authorized number of shares of Series A Preferred;

         (3)  creates  any  new  class  or  series  of  shares  having   rights,
preferences and privileges senior to or on a parity with the Series A Preferred;

         (4) results in any merger or consolidation of the Corporation, any acquisition of all or substantially all of the assets of any other company, or any transaction in which all or any material part of the assets of the Corporation are sold or any reorganization of the Corporation's capital structure;

         (5) redeems or otherwise repurchases any of the outstanding shares of Common Stock or Preferred Stock (other than shares of such stock redeemed or repurchased (1) from any officer, director, employee or consultant of the Corporation at a price per share not greater than that paid for such shares by such officer, director, employee or consultant, and which shares are subject to vesting requirements and have not vested as of the date of such redemption or



                                       10.
                        CONFIDENTIAL TREATMENT REQUESTED
repurchase or (2) pursuant to paragraph 7 or (3) upon exercise of a contractual right of first refusal approved by one or two directors elected by the Series A Preferred);

         (6) consists of a loan of money to any officer, director, holder of more than 10% of the Corporation's outstanding capital stock, or any affiliate of any such person or entity, or permit any such person or entity to become indebted to the Corporation, other than in the ordinary course of business, which loan has not been approved by a disinterested majority of the Board of Directors;

         (7) would result in taxation of the holders of the Series A Preferred under section 305 of the Internal Revenue Code of 1986, as amended (the "Code") or any comparable provision of the Code; or

         (8) increases the number of directors of the Corporation to more than five (5).

7.       REDEMPTION OF SERIES A PREFERRED.

         Subject to the provisions of this paragraph 7, the Series A Preferred shall be redeemable as follows:

         (a) REDEMPTION AT THE OPTION OF THE CORPORATION. The Corporation may, at its option at any time prior to November 1, 1999 and upon written notice (the "Call Notice"), redeem all but not less than all of the outstanding shares of Series A Preferred at the then applicable Call Price (defined below). The Call Notice shall be given to each holder of record (at such holder's address appearing on the stock transfer books of the Corporation) of Series A Preferred whose shares are to be redeemed and shall state the number of shares to be redeemed, the effective date (the "Call Effective Date") of the redemption (which shall not be less than forty-five (45) days from the date of delivery of such notice) and the Call Price to be paid. The Call Price shall be payable in cash by the Corporation on the Call Effective Date and shall be equal to the Series A Initial Issue Price plus the Series A Contributed Capital (appropriately adjusted for stock dividends, splits or similar events occurring subsequent to the Series A Original Issue Date), but not including any accumulated but unpaid dividends.

         (b) REDEMPTION AT THE OPTION OF THE SERIES A HOLDERS. Each holder of Series A Preferred may, at the option of such holder upon written notice (a "Put Notice") given to the Corporation at any time during the twelve (12) month period commencing November 1, 1999 and ending October 31, 2000, require the Corporation to redeem up to a maximum or one third (1/3) of the shares of Series A Preferred held by the holder as of November 1, 1999. Each such holder may, at its option upon a Put Notice given to the Corporation at any time during the twelve (12) month period commencing November 1, 2000, and ending October 31, 2001, require the Corporation to redeem up to a maximum of the lesser of one third (1/3) of the shares of Series A Preferred held by the holder as of November 1, 1999 or one half (1/2) of such shares held by the holder as of November 1, 2000. Each such holder may, at its option upon a Put Notice given to the Corporation at any time during the twelve (12) month period commencing



                                       11.
                        CONFIDENTIAL TREATMENT REQUESTED

November 1, 2001, and ending October 31, 2002, require the Corporation to redeem up to a maximum of the lesser of one third (1/3) of the shares of Series A Preferred held by the holder as of November 1, 1999 or all of such shares held by the holder as of November 1, 2001. In each case the Put Notice shall state the number of shares to be redeemed and the effective date (the "Put Effective Date") of the redemption (which shall not be less than 90 days from the date such notice is received by the Corporation). The Put Price shall mean the price per share (appropriately adjusted for stock dividends, splits or similar events occurring subsequent to the Series A Original Issue Date) equal to the sum of
(i) the Series A Original Issue Price, (ii) the Series A Contributed Capital and
(iii) accrued but unpaid dividends. The Put Price shall be payable in cash out of funds legally available therefor as follows: one fourth (1/4) shall be payable on the Put Effective Date and one fourth (1/4) shall be payable at the end of the third, sixth and ninth months after the Put Effective Date (with interest at 10% per annum from such date).

         (c) SURRENDER OF STOCK. Subject to the last sentence of this paragraph 7(c), on or before each Put Effective Date or Call Effective Date, as applicable ("Redemption Date"), each holder of shares of Series A Preferred to be redeemed, unless the holder has exercised its rights to convert the shares as provided in paragraph 4 hereof, shall surrender the certificate or certificates representing such shares to the Secretary of the Corporation, and thereupon the Call Price or the Put Price per share, as applicable, (the "Redemption Price") for such shares shall be payable in the manner set forth above to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each certificate to be redeemed shall be canceled and retired. If less than all the shares represented by a certificate are to be redeemed, the Corporation shall issue a new certificate for the unredeemed shares to the holder of such shares. Subject to the last sentence of this paragraph 7(c), from and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Call Notice or Put Notice, as applicable (the "Redemption Notice"), as holders of Series A Preferred (except the right to receive the Redemption Price upon surrender of its certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. In the event of a redemption pursuant to paragraph 7(b), the holders of the Series A Preferred so redeemed shall, if they so elect, be entitled to retain the shares so redeemed and for which the Put Price has not been paid pursuant to a stock pledge agreement approved by the holders of a majority of the shares of Series A Preferred then outstanding and reasonably acceptable to the Corporation which agreement shall provide, among other things, that upon, but only upon, any default in the payment of the Put Price of such shares of Series A Preferred pursuant to the terms of paragraph 7(b) and until but only until such default is cured, the number of such shares of Series A Preferred as to which the Put Price has not been paid shall have the status of issued and outstanding shares of Series A Preferred and the holders of such shares of Series A Preferred shall be entitled to exercise any and all rights of holders with respect to such shares as set forth in these Articles, including, without limitation, dividend rights, liquidation rights, voting rights and the right to give consent pursuant to paragraph 6 and shall have all other rights



                                       12.
                        CONFIDENTIAL TREATMENT REQUESTED
of a secured creditor under California law and upon the cure of such default all such rights shall cease.

         (d) LEGAL FUNDS. For the purpose of determining whether funds are legally available for redemption of shares of Series A Preferred pursuant to paragraph 7(b), the value of the assets of this Corporation shall be determined in good faith by the Board of Directors of this Corporation; provided that such value shall be determined by an independent appraiser reasonably acceptable to this Corporation if reasonably requested by the holders of a majority of the shares of Series A Preferred which have been redeemed but for which funds were not legally available for redemption. Holders of Series A Preferred shall have no right to bring a legal action against the Corporation for failure to redeem shares of Series A Preferred to the extent funds are not legally available therefor, provided the Corporation complies with the provisions of this Paragraph (d). The Corporation shall not give a Call Notice unless funds are legally available to redeem all outstanding Shares of Series A Preferred.

         (e) PARTIAL REDEMPTION. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on any Redemption Date are insufficient to redeem the total number of such shares that the Corporation had become obligated to redeem on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. As of any month end thereafter when additional funds of the Corporation are legally available for the redemption of 100,000 or more shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed because of such lack of legally available funds; redemptions shall be effected in the order of Redemption Dates if there be more than one.

8.       STATUS OF CONVERTED OR REDEEMED STOCK.

         In case any shares of Series A Preferred shall be converted pursuant to paragraph 4 or redeemed pursuant to paragraph 7 hereof, the shares so converted shall be canceled and shall not resume the status of authorized but unissued shares of Preferred Stock.

9.       RESIDUAL RIGHTS.

         All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.


                                       V.

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article




                                       13.
                        CONFIDENTIAL TREATMENT REQUESTED
shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.


                                       VI.

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation and its shareholders.

         THIRD: The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this Corporation.

         FOURTH: The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with the Articles of Incorporation of this Corporation and Section 902 of the California Corporations Code. The total number of outstanding shares of this Corporation is 16,000,000 shares of Common Stock. The number of shares voting in favor of the amendment and restatement equalled or exceeded the vote required. The percentage vote required was more than 50% of the holders of the outstanding shares of each of the Common Stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  November 8, 1995



                                                     /s/ Franklin C. Chiang
                                                 ------------------------------
                                                 Franklin C. Chiang, President


                                                       /s/ Arthur K. Lund
                                                 ------------------------------
                                                 Arthur K. Lund, Secretary




                                       14.
                        CONFIDENTIAL TREATMENT REQUESTED

                                 EXHIBIT B-1


                              MATRIDIGM CORPORATION

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into as of the 1st day of October, 1995 by and between MatriDigm Corporation, a California corporation ("Employer") and Franklin C. Chiang ("Employee").

         Employer desires to employ Employee as its Chief Technical Officer and Employee desires to accept such employment on the terms and conditions set forth herein.

         NOW THEREFORE, the parties agree as follows:

I.       DUTIES.

         1.1 Employer shall employ Employee as its Chief Technical Officer and Employee accepts such employment, effective October 1, 1995 (the "Effective Date") subject to the terms and conditions set forth herein.

         1.2  Employee   shall  have  general   supervision   of  the  technical
development aspects of the business of Employer, subject to the control of the Employer's Board of Directors (the "Board").

         1.3 Employee shall perform his duties faithfully, diligently, in a businesslike manner, and for the best interests of Employer during the term of employment.

         1.4      Employee shall report directly to the President of Employer.

         1.5 All technical staff personnel of Employer shall report to Employee.

         1.6 Employee and Employer, by the Board or the President, shall establish expected goals, objectives and outcomes by mutual agreement on an annual basis, no later than the first day of January of each year during the term of employment hereunder.

         1.7 Employee shall be entitled to continue to engage in his private consulting business provided that such activities do not interfere with his duties and responsibilities to Employer hereunder and provided that Employee shall not act as consultant or contractor for any actual or potential business competitor or customer of, or vendor to, Employer, or any person or entity that reasonably could be construed to be interested in obtaining knowledge of Employer's employees, business plans or programs, during the term of employment hereunder.

II.      TERMINATION; SEVERANCE AND DEATH BENEFITS.

         2.1 AT WILL EMPLOYMENT.   The  employment  of  Employee  shall  have no
specified term and may be terminated at the will of either party on notice to the other as defined in Section 2922 of the

                                        1
                        CONFIDENTIAL TREATMENT REQUESTED

California Labor Code. Nothing herein shall imply or be construed to promise a specified term of employment.

         2.2 SEVERANCE AND DEATH BENEFITS. In the event of termination of Employee's employment for any reason or for no reason, or Employee's death during Employee's employment, Employee or his legal successors, as applicable, shall be entitled to receive the compensation that otherwise would have been due to Employee hereunder had Employee's employment continued for a period of six months following the month in which his termination or death occurs. The quarterly performance bonuses that otherwise would have been payable to Employee under subsection 3.6 applicable to that six month period following such event shall be paid in amounts equal to the average of the last four quarterly bonuses paid to Employee immediately preceding the date of notice of the termination or death.

III.     BENEFITS; PERFORMANCE BONUS.

         3.1 Employer shall pay Employee a base salary of [REDACTED] per year. The base salary shall be paid in biweekly installments in accordance with Employer's normal administrative procedures.

         3.2 Employer shall reimburse such expenses, incurred by Employee in furtherance of or in connection with the business of Employer, as Employer and Employee may mutually agree upon. Employee shall account for such expenses in a manner satisfactory to Employer.

         3.3 Employer shall withhold federal and state taxes, social security taxes, state disability and unemployment taxes and such other taxes or government-mandated withholdings in accordance with Employer's standard administrative practices as applied to other employees.

         3.5 Employer shall provide Employee with a package of benefits ("Executive Package"), including disability insurance, life insurance, health insurance, vacation (four weeks per year initially; five weeks per year beginning with the third year of Employee's employment hereunder), participation in any applicable profit-sharing, retirement or 401-K programs Employer may offer, and other benefits, at least equivalent to that provided or offered by Employer to other administrative officers employed by Employer. Employer shall ensure that at all times the disability insurance provided to Employee provides for payment of at least 60% of the income earned by Employee during the immediately preceding twelve month period.

         3.6 The Board or the President of Employer shall set performance targets and criteria for each year, in its reasonable discretion, in congruity with the annual goals, objectives and outcomes agreed between Employee and Employer pursuant to subsection 1.6 hereof. The targets and criteria set by
Employer shall provide for full or partial fulfillment, or degrees of performance, thereof. Employer shall award Employee an annual bonus in accordance with the degree to which Employee has fulfilled or achieved the annual targets and criteria. The target amount of the bonus for full fulfillment or performance of the targets and criteria shall be set initially at [REDACTED], and shall be

                                        2
                        CONFIDENTIAL TREATMENT REQUESTED
adjusted annually on the anniversary hereof on the basis of such factors as the Board of Directors may deem appropriate.

IV.      MISCELLANEOUS.

         4.1 Neither party shall assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.

         4.2 Except as provided in that certain Founders Agreement of even date herewith by and among Employee, Employer and certain other persons named therein as Founders, and the agreements executed pursuant thereto (including the Confidentiality and Intellectual Property Agreement set forth as an exhibit thereto) and the Indemnification Agreement between the Employer and Employee of even date herewith, this Agreement comprises the sole and entire agreement between Employer and Employee, and supersedes and replaces all previous agreements or understandings between the parties, written or oral, with regard to the subject matter hereof.

         4.3 This Agreement may be modified or amended only by a written agreement signed by both parties hereto.

         4.4 In the event that litigation is brought in any court of law to determine any rights, obligations or damages under this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees related to such litigation.

         4.5 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         4.6 Any notice under this Agreement shall be deemed to be received at the time of delivery, if delivered personally, or three days after the date of posting with the United States Postal Service, first class postage prepaid, addressed to the applicable party at the address set forth below:

         To Employer:
                          Chairman, Board of Directors
                              MatriDigm Corporation
                              47211 Bayside Parkway
                                Fremont, CA 94538

         To Employee:
                             Mr. Franklin C. Chiang
                               532 College Avenue
                               Palo Alto, CA 95306



                                        3
                        CONFIDENTIAL TREATMENT REQUESTED

     IN WITNESS WHEREOF, the parties have executed this Agreement, effective for all purposes as of the date first above written.


MATRIDIGM CORPORATION



By:         Barry Lee Katzman                        Franklin C. Chiang
   -----------------------------------        ---------------------------------
Name: Assistant Secretary                            Franklin C. Chiang


                                        4
                        CONFIDENTIAL TREATMENT REQUESTED

                                  EXHIBIT B-1

                              MATRIDIGM CORPORATION

                        AMENDMENT OF EMPLOYMENT AGREEMENT


         This Amendment of Employment Agreement (the "Amendment") is entered into this 15th day of November, 1995, by and between MatriDigm Corporation, a California corporation ("Employer") and Franklin C. Chiang ("Employee").

         Reference is made to that certain Employment Agreement dated October 1, 1995, by and between Employer and Employee (the "Agreement"). Capitalized terms used herein without definition shall have the meanings attributed to them in the Agreement.

         The parties deem it to be in their mutual best interests to amend the Agreement as set forth herein.

         NOW THEREFORE, the parties agree as follows:

         1. Section 2.2 of the Agreement is amended to exclude death benefits, and to apply only to termination of Employee's employment with Employer for any reason or for no reason, excluding death and disability.

         2. Section 3.5 of the Agreement is amended to provide that:

                  (a) In lieu of health insurance, Employer shall provide Employee with a supplemental monthly cash payment in the amount of $300.00.

                  (b) In lieu of disability and life insurance, Employer shall provide Employee the following arrangement:

                      In the event of death of Employee while employed by Employer, or termination of such employment resulting from a disability (as defined in the Americans with Disabilities Act) (a "Triggering Event"), Employee (in the case of Employee's disability) or (in the event of Employee's death) Employee's heir(s), personal representative(s) or, if specified by Employee, the designated beneficiary(ies), as applicable (in any case, "Beneficiary") shall have the right to require Employer to purchase shares of Employer's Common Stock ("Shares") held by Beneficiary, as follows:

                      (i) Not more than once during the period of 90 days following the Triggering Event, and once during the period of 90 days following each of the first through the ninth anniversaries of the Triggering Event (total of ten years), Beneficiary shall have the right to give written notice to Employer that Beneficiary wishes to receive disability or death benefit proceeds, as applicable, from the sale of the Shares. The notice shall specify the amount of proceeds which Beneficiary wishes to receive.



                                        1
                        CONFIDENTIAL TREATMENT REQUESTED

                      (ii) Subject to subparagraph (v), the maximum amount of proceeds indicated on any such notice shall be forty percent (40%) of Employee's annual base salary at the time of the Triggering Event. The total amount indicated on all such notices in the aggregate shall not exceed four (4) times Employee's annual base salary at the time of the Triggering Event.

                      (iii) Within thirty (30) days after receipt of such a notice, Employer shall effectuate the purchase from Beneficiary of the number of Shares, the aggregate purchase price of which is equal to the amount of proceeds requested by Beneficiary in the notice, subject to the maximum provided in subparagraph (ii). The purchase price per Share to be paid by Employer for the Shares shall be the greater of (A) the fair market value of the Shares (as reasonably determined by the Board of Directors of Employer in its discretion exercised in good faith) in effect on the date of the notice or, if greater, that in effect on the date that Employer effectuates the purchase of the Shares; or (B) the quotient obtained by dividing forty percent (40%) of Employee's annual base salary at the time of the Triggering Event by 900,000.

                      (iv) Employer may require Beneficiary to provide the stock certificate representing the Shares to be purchased as a condition of the purchase, provided that Beneficiary may substitute an affidavit of lost certificate in form reasonably acceptable to Employer if appropriate. Employer shall cause a new stock certificate reflecting unpurchased shares represented by original certificate to be reissued to Beneficiary as promptly as reasonably practicable after effectuating the purchase.

                      (v) In the event of liquidation of Employer subsequent to any Triggering Event, Employer's obligations under this section shall be accelerated and Employer shall provide Beneficiary the entire amount of all proceeds remaining available (up to the aggregate maximum of four (4) times Employee's annual base salary at the time of the Triggering Event) as consideration for the purchase of the requisite number of Shares, as computed pursuant to subparagraph (iii), prior and in preference to any other distribution to shareholders pursuant to the Company's Articles of Incorporation. A consolidation or merger of Employer with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of Employer's property, assets or business shall be deemed to be a liquidation for purposes of this subparagraph.

                      (vi) Employer's obligation to repurchase Shares from Beneficiary pursuant to a notice from Beneficiary under subparagraph (i) of this section shall take precedence and priority over any obligation of Employer to redeem shares of capital stock of Employer pursuant to Employer's Articles of Incorporation. In the event that Employer shall have inadequate funds legally available to effectuate the repurchase required by this section, Employer shall purchase the number of Shares for which Employer then has funds legally available, and shall purchase the balance of the Shares to be purchased upon each month end thereafter, to the extent of funds then legally available, until the purchase has been completed. Pending purchases, including purchases pursuant to notices from other employees of Employer pursuant to provisions for disability or death benefits substantially similar to this one, shall be completed in the order of applicable notice dates if there be more than one.


                                        2
                        CONFIDENTIAL TREATMENT REQUESTED

                      (vii) Employer may designate an assignee to purchase the applicable Shares pursuant to this section, provided that Employer shall remain liable in the event the assignee fails to purchase the Shares as required.

                      (viii) Employer shall use commercially reasonable efforts to obtain, at a price reasonably acceptable to Employer, insurance to provide a source of funds for the purchase price of the Shares that Employer may be required to purchase under this section.


         IN WITNESS WHEREOF, the parties have executed this Amendment effective for all purposes as of the date first set forth above.


MATRIDIGM CORPORATION



By:
    --------------------------------             ------------------------------
Name:                                            Franklin C. Chiang


                                        3
                        CONFIDENTIAL TREATMENT REQUESTED

                                  EXHIBIT B-2

                              MATRIDIGM CORPORATION

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into as of the 1st day of October, 1995 by and between MatriDigm Corporation, a California corporation ("Employer") and James T. Brady ("Employee").

         Employer desires to employ Employee as its President and Chief Executive Officer and Employee desires to accept such employment on the terms and conditions set forth herein.

         NOW THEREFORE, the parties agree as follows:

I.       DUTIES.

         1.1 Subject to termination of Employee's employment with IBM, Employer shall employ Employee as its President and Chief Executive Officer and Employee accepts such employment, effective on or about October 15, 1995 (the "Effective Date") subject to the terms and conditions set forth herein.

         1.2 Employee shall have general supervision of the business of Employer, subject to the control of the Employer's Board of Directors (the "Board"). Employee shall be a voting member of all standing committees and shall have such other powers and duties as usually are vested in a chief executive officer and as may be assigned to him by the Board or pursuant to Employer's bylaws.

         1.3 Employee shall perform his duties faithfully, diligently, in a businesslike manner, and for the best interests of Employer during the term of employment.

         1.4 Employee shall report directly to the Board.

         1.5 All management and staff personnel of Employer shall report to Employee.

         1.6 Employee shall have full authority to hire and terminate personnel.

         1.7 Employee shall have full authority to develop and implement the budget for Employer, subject to the approval of the Board.

         1.8 Employee and Employer, by the Board or its designated representative, shall establish expected goals, objectives and outcomes by mutual agreement on an annual basis, no later than the first day of January of each year during the term of employment hereunder.

         1.9 Employee shall be authorized to spend up to $10,000 per transaction without obtaining special approval or authorization.


                                        1
                        CONFIDENTIAL TREATMENT REQUESTED

         1.10 Employee shall not act as consultant or contractor for any actual or potential business competitor of or customer of, or vendor to, Employer, or any person or entity that reasonably could be construed to be interested in obtaining knowledge of Employer's employees, business plans or programs, during the term of employment hereunder.

II.      TERMINATION; SEVERANCE AND DEATH BENEFITS.

         2.1 AT WILL EMPLOYMENT. The employment of Employee shall have no specified term and may be terminated at the will of either party on notice to the other as defined in Section 2922 of the California Labor Code. Nothing herein shall imply or be construed to promise a specified term of employment.

         2.2 SEVERANCE AND DEATH BENEFITS. In the event of termination of Employee's employment for any reason or for no reason, or Employee's death during Employee's employment, Employee or his legal successors, as applicable, shall be entitled to receive the compensation that otherwise would have been due to Employee hereunder had Employee's employment continued for a period of six months following the month in which his termination or death occurs. The quarterly performance bonuses that otherwise would have been payable to Employee under subsection 3.6 applicable to that six month period following such event shall be paid in amounts equal to the average of the last four quarterly bonuses paid to Employee immediately preceding the date of notice of the termination or death.

III.     BENEFITS; PERFORMANCE BONUS.

         3.1 Employer shall pay Employee a base salary of [REDACTED] per year. The base salary shall be paid in biweekly installments in accordance with Employer's normal administrative procedures.

         3.2 Employer shall provide Employee $200.00 per month as an allowance for automobile expenses. Employer shall reimburse Employee for reasonable mobile telephone expenses incurred in the course of Employer's business.

         3.3 Employer shall reimburse reasonable entertainment expenses of Employee and such other expenses, incurred by Employee in furtherance of or in connection with the business of Employer, as Employer and Employee may mutually agree upon. Employee shall account for such expenses in a manner satisfactory to Employer.

         3.4 Employer shall withhold federal and state taxes, social security taxes, state disability and unemployment taxes and such other taxes or government-mandated withholdings in accordance with Employer's standard administrative practices as applied to other employees.

         3.5 Employer shall provide Employee with a package of benefits ("Executive Package"), including disability insurance, life insurance, health insurance, vacation (four weeks per year initially;

                                        2
                        CONFIDENTIAL TREATMENT REQUESTED
five weeks per year beginning with the third year of Employee's employment hereunder), participation in any applicable profit-sharing, retirement or 401-K programs Employer may offer, and other benefits, at least equivalent to that provided or offered by Employer to other administrative officers employed by Employer. Employer shall ensure that at all times the disability insurance provided to Employee provides for payment of at least 60% of the income earned by Employee during the immediately preceding twelve month period.

         3.6 The Board shall set performance targets and criteria for each year, in its reasonable discretion in congruity with the annual goals, objectives and outcomes agreed between Employee and Employer pursuant to subsection 1.8 hereof. The targets and criteria set by the Board shall provide for full or partial fulfillment, or degrees of performance, thereof. The Board shall award Employee an annual bonus in accordance with the degree to which Employee has fulfilled or achieved such quarterly targets and criteria. The target amount of the bonus for full fulfillment or performance of the targets and criteria shall be set initially at [REDACTED], and shall be adjusted annually on the anniversary hereof on the basis of such factors as the Board of Directors may deem appropriate.

         3.7 Pursuant to that certain Founders Agreement of even date herewith among Employer, Employee and the other Founders named therein (the "Founders Agreement"), as partial consideration for the purchase of shares of Employer's Common Stock, Employee will deliver to Employer a promissory note executed by Employee in favor of Employer in the amount of [REDACTED] (the "Note"), which shall be payable in annual installments of [REDACTED] of principal plus accrued interest due October 1, 1996, 1997, 1998, 1999 and 2000. On each such payment due date under the Note, and (except to the extent that Employer exercises any right to repurchase the shares purchased pursuant to the Founders Agreement by cancellation of all or any portion of the amount remaining due under the Note) upon any acceleration of the Note pursuant to its terms, and regardless of whether Employee is then an employee of Employer, Employer shall grant to Employee a bonus equal to 167% of the amount of the Note payment then due (which such 167% gross up is made in order to offset Employee's federal and state income tax liability for such bonus based on Employee's situation in the forty percent (40%) income tax bracket), which bonus shall be applied against the payment then due under the Note.

IV.      MISCELLANEOUS.

         4.1 Neither party shall assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.

         4.2 Except as provided in the Founders Agreement and the agreements executed pursuant thereto (including the Confidentiality and Intellectual
Property Agreement set forth as an exhibit thereto) and the Indemnification Agreement between the Employer and Employee of even date herewith, this Agreement comprises the sole and entire agreement between Employer and Employee, and supersedes and replaces all previous agreements or understandings between the parties, written or oral, with regard to the subject matter hereof.


                                        3
                        CONFIDENTIAL TREATMENT REQUESTED

         4.3 This Agreement may be modified or amended only by a written agreement signed by both parties hereto.

         4.4 In the event that litigation is brought in any court of law to determine any rights, obligations or damages under this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees related to such litigation.

         4.5 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         4.6 Any notice under this Agreement shall be deemed to be received at the time of delivery, if delivered personally, or three days after the date of posting with the United States Postal Service, first class postage prepaid, addressed to the applicable party at the address set forth below:

         To Employer:
                          Chairman, Board of Directors
                              MatriDigm Corporation
                              47211 Bayside Parkway
                                Fremont, CA 94538

         To Employee:
                               Mr. James T. Brady
                             1060 Queensbridge Court
                             San Jose, CA 95120-4215


         IN WITNESS WHEREOF, the parties have executed this Agreement, effective for all purposes as of the date first above written.


MATRIDIGM CORPORATION



By:      Franklin C. Chiang                            James T. Brady
    -----------------------------            -----------------------------------
Name:                                                  James T. Brady


                                        4
                        CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT B-2

                              MATRIDIGM CORPORATION

                        AMENDMENT OF EMPLOYMENT AGREEMENT


         This Amendment of Employment Agreement (the "Amendment") is entered into this 15th day of November, 1995, by and between MatriDigm Corporation, a California corporation ("Employer") and James T. Brady ("Employee").

         Reference is made to that certain Employment Agreement dated October 1, 1995, by and between Employer and Employee (the "Agreement"). Capitalized terms used herein without definition shall have the meanings attributed to them in the Agreement.

         The parties deem it to be in their mutual best interests to amend the Agreement as set forth herein.

         NOW THEREFORE, the parties agree as follows:

         1. Section 1.1 of the Agreement is amended to provide that the Effective Date of Employee's employment with Employer shall be December 1, 1995.

         2. Section 1.9 of the Agreement is amended to provide that Employee shall be authorized to spend up to $25,000 per transaction without obtaining special approval or authorization.

         3. Section 2.2 of the Agreement is amended to exclude death benefits, and to apply only to termination of Employee's employment with Employer for any reason or for no reason, excluding death and disability.

         4.  Section 3.5 of the Agreement is amended to provide that:

             (a) In lieu of health insurance, Employer shall provide Employee with a supplemental monthly cash payment in the amount of $400.00.

             (b) In lieu of disability and life insurance, Employer shall provide Employee the following arrangement:

                 In the event of death of Employee while employed by Employer, or termination of such employment resulting from a disability (as defined in the Americans with Disabilities Act) (a "Triggering Event"), Employee (in the case of Employee's disability) or (in the event of Employee's death) Employee's heir(s), personal representative(s) or, if specified by Employee, the designated beneficiary(ies), as applicable (in any case, "Beneficiary") shall have the right to require Employer to purchase shares of Employer's Common Stock ("Shares") held by Beneficiary, as follows:

                 (i) Not more than once during the period of 90 days following the Triggering Event, and once during the period of 90 days following each of the first through the ninth anniversaries of the Triggering Event (total of ten years), Beneficiary shall have the right to give written notice to Employer that Beneficiary wishes to receive disability or death benefit proceeds, as

                        CONFIDENTIAL TREATMENT REQUESTED
applicable, from the sale of the Shares. The notice shall specify the amount of proceeds which Beneficiary wishes to receive.

                 (ii) Subject to subparagraph (v), the maximum amount of proceeds indicated on any such notice shall be forty percent (40%) of Employee's annual base salary at the time of the Triggering Event. The total amount indicated on all such notices in the aggregate shall not exceed four (4) times Employee's annual base salary at the time of the Triggering Event.

                 (iii) Within thirty (30) days after receipt of such a notice, Employer shall effectuate the purchase from Beneficiary of the number of Shares, the aggregate purchase price of which is equal to the amount of proceeds requested by Beneficiary in the notice, subject to the maximum provided in subparagraph (ii). The purchase price per Share to be paid by Employer for the Shares shall be the greater of (A) the fair market value of the Shares (as reasonably determined by the Board of Directors of Employer in its discretion exercised in good faith) in effect on the date of the notice or, if greater, that in effect on the date that Employer effectuates the purchase of the Shares; or (B) the quotient obtained by dividing forty percent (40%) of Employee's annual base salary at the time of the Triggering Event by 600,000.

                 (iv) Employer may require Beneficiary to provide the stock certificate representing the Shares to be purchased as a condition of the purchase, provided that Beneficiary may substitute an affidavit of lost certificate in form reasonably acceptable to Employer if appropriate. Employer shall cause a new stock certificate reflecting unpurchased shares represented by original certificate to be reissued to Beneficiary as promptly as reasonably practicable after effectuating the purchase.

                 (v) In the event of liquidation of Employer subsequent to any Triggering Event, Employer's obligations under this section shall be accelerated and Employer shall provide Beneficiary the entire amount of all proceeds remaining available (up to the aggregate maximum of four (4) times Employee's annual base salary at the time of the Triggering Event) as consideration for the purchase of the requisite number of Shares, as computed pursuant to subparagraph
(iii), prior and in preference to any other distribution to shareholders pursuant to the Company's Articles of Incorporation. A consolidation or merger of Employer with or into any other corporation or corporations or a sale, conveyance, or other disposition of all or substantially all of Employer's property, assets or business shall be deemed to be a liquidation for purposes of this subparagraph.

                 (vi) Employer's obligation to repurchase Shares from Beneficiary pursuant to a notice from Beneficiary under subparagraph (i) of this section shall take precedence and priority over any obligation of Employer to redeem shares of capital stock of Employer pursuant to Employer's Articles of Incorporation. In the event that Employer shall have inadequate funds legally available to effectuate the repurchase required by this section, Employer shall purchase the number of Shares for which Employer then has funds legally available, and shall purchase the balance of the Shares to be purchased upon each month end thereafter, to the extent of funds then legally available, until the purchase has been completed. Pending purchases, including purchases pursuant to notices from other employees of Employer pursuant to provisions for disability or death benefits substantially similar to this one, shall be completed in the order of applicable notice dates if there be more than one.

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                        CONFIDENTIAL TREATMENT REQUESTED

                 (vii) Employer may designate an assignee to purchase the applicable Shares pursuant to this section, provided that Employer shall remain liable in the event the assignee fails to purchase the Shares as required.

                 (viii) Employer shall use commercially reasonable efforts to obtain, at a price reasonably acceptable to Employer, insurance to provide a source of funds for the purchase price of the Shares that Employer may be required to purchase under this section.


         IN WITNESS WHEREOF, the parties have executed this Amendment effective for all purposes as of the date first set forth above.


MATRIDIGM CORPORATION



By:
   ------------------------------         -------------------------------------
Name:                                     James T. Brady

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